Exhibit 99.1

NEWS RELEASE

Cingular agrees to pay $22 million to settle long-standing complaint – Results in $9.9 million equity loss and first quarter impact of $0.04 per share impact for Convergys

(Cincinnati; April 18, 2003)—Convergys Corporation (NYSE: CVG), the global leader in integrated billing, employee care, and customer care services, today released the following statement:

Cingular, the general partner of Cincinnati SMSA Limited Partnership, the cellular partnership in which Convergys owns a 45 percent limited partnership interest, has settled a long-standing complaint pending against the cellular partnership for $22 million. The plaintiff, Westside Cellular Inc., claimed that a group of defendants, including the cellular partnership, violated 1985 and 1993 Public Utilities Commission of Ohio orders to provide services to resellers at fair prices, and denied plaintiff access to the market.

This long-standing complaint pre-dates the formation of Convergys, which received its interest in the cellular partnership as part of its spin-off from Cincinnati Bell in 1998. Also as a limited partner, Convergys does not control the partnership’s operation and was unaware of this settlement until so informed by Cingular Wireless.

As a result of its 45 percent limited partnership interest, Convergys’ share of the settlement is $9.9 million, which it has recorded as a loss from its equity investment in the partnership during the quarter. Accordingly, the settlement will result in a one-time $0.04 reduction to Convergys’ first quarter 2003 earnings per share (EPS). The company’s previous guidance for first quarter EPS was $0.25—$0.28. Including the impact of this item, this lowers Convergys’ expected EPS for the first quarter to $0.21—$0.24.

ABOUT CONVERGYS

Convergys Corporation (NYSE: CVG), a member of the S&P 500 and the Forbes’ Platinum 400, is the global leader in integrated billing, employee care, and customer care services provided through outsourcing or licensing. We serve top companies in telecommunications, Internet, cable and broadband services, technology, financial services, and other industries in more than 40 countries. We also provide integrated, outsourced, human resource services to leading companies across a broad range of industries.

We bring together world-class resources, software, and expertise to help create valuable relationships between our clients and their customers and their employees. This commitment is validated by the more than 1.5 million individual bills our software produces each day to support more than 120 million subscribers, and by the more than 1.7 million separate customer and employee contacts we manage each day, both live and via electronic interaction.

Convergys[r] employs more than 44,000 people in 45 customer contact centers and in our data centers and other offices in the United States, Canada, Latin America, Europe, the Middle East, and Asia. Convergys is on the net at www.convergys.com, and has world headquarters in Cincinnati.

(Convergys and the Convergys logo are registered trademarks of Convergys Corporation.)

Media Contact:

John Pratt, Convergys Corporate PR

+1 513 723 3333 or +1 888 284 9900 or john.pratt@convergys.com

International FreeFone, access AT&T, then 1 888 284 9900

Investor Contact:

Taylor Greenwald, Convergys Investor Relations

+1 513 723 3961 or +1 888 284 9900 or investor@convergys.com

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